g8wave Holdings, Inc.

g8wave Holdings, Inc.
Introduction to Unaudited Pro Forma Consolidated Financial Statements

The following unaudited pro forma combined financial statements are presented to illustrate the estimated effects of the merger of g8wave, Inc. (“g8wave”) into a newly formed subsidiary of International Food and Wine Consultants, Inc., (the “Merger”), where g8wave, Inc. would become a wholly owned subsidiary of International Food and Wine Consultants, Inc. (“IFWC”) and where IFWC would subsequently change its name to g8wave Holdings, Inc, where each consultant's share of g8Wave’s common stock as well as preferred stock issued and outstanding immediately prior to the closing of the Merger was exchanged for the right to receive one share of IFWC’s common stock ("Merger").

We have derived our combined historical financial statements for the three months ended March 31, 2007 from g8wave’s and IFWC’s unaudited financial data for the three months ended March 31, 2007 and April 30, 2007, respectively.

G8wave is an integrated mobile media company headquartered in Boston, Massachusetts. We operate at the intersection of mobile communities and brands. We provide our wireless interactive content technologies and services to mobile subscribers, media partners and customers primarily through our wholly-owned subsidiary, G8Wave UK, based in London, England. We have offices in Boston, Massachusetts and London from which we provide mobile services in the following three areas:

•
Content distribution services through our branded wireless access protocol (WAP) stores, including: music, ringtones, games, video, ‘band or brand’ related information, tour or event schedules, headlines and articles and band and sports entertainment information.

•	Marketing applications and services, including: the planning and execution of integrated multi-screen or multi-channel (mobile, web, radio, TV, print, outdoor, and in-store) marketing campaigns.

•
Community development products and services, which include: social networking and dating via the Internet, mobile sites and telephones where users can meet, chat, date, share, network and receive rewards for creating popular content and other forms of community participation.

The unaudited pro forma combined balance sheet as of March 31, 2007 assumes the Merger was consummated on that date. The information presented in the unaudited pro forma combined financial statements does not purport to represent what our financial position or results of operations would have been had the Merger occurred as of the date indicated, nor is it indicative of our future financial position or results of operations for any period. You should not rely on this information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined company will experience after the Merger.

The pro forma adjustments are based upon available information and certain assumptions that we believe are reasonable under the circumstances. These unaudited pro forma combined financial statements should be read in conjunction with the accompanying notes and assumptions and the historical financial statements and related notes of g8wave and IFWC.

g8wave Holdings, Inc.
Proforma Combined Balance Sheet

	g8wave, Inc.	International Food and Wine Consultants, Inc.		Pro Forma Adjustments			Pro Forma Balances
Assets	March 31, 2007	April 30, 2007		Debit		Credit
Current Assets:
Cash	$2,928,472	$159			(4)	$159	$2,928,472
Accounts receivable, trade	1,331,145	-					1,331,145
Prepaid expenses	752,697	-					752,697
Due from affiliates	41,182	-					41,182
Corporation tax refund receivable	72,935	-					72,935
Deferred tax asset	37,274	-					37,274
Other assets	4,750	-					4,750

Total current Assets	5,168,455	159		-		159	5,168,455

Property, plant, and equipment	1,888,461	34,019			(4)	34,019	1,888,461
Accumulated depreciation	(1,614,146)	(33,229)	(4)	33,229		-	(1,614,146)
Net property, plant and equipment	274,315	790		33,229		34,019	274,315

Total Assets	$5,442,770	$949		$33,229		$34,178	$5,442,770

Liabilities and Stockholders' Equity

Current Liabilities:
Accounts payable and accrued expenses	$1,835,879	$28,826	(4)	$28,826			$1,835,879
Deferred revenue	20,000	6,600	(4)	6,600			20,000
Due to affiliates	33,289	-					33,289
Loans from officer	-	30,651	(4)	30,651			-

Stockholders' Equity:
Common stock, $.001 par value: 99,000,000 shares authorized;
10,000,000 shares issued and outstanding	1	10,000	(1)	1			10,000
Preferred Stock, $.001 par value; 1,000,000 shares authorized;
no shares issued and outstanding	7,465,995	-	(2)	7,465,995			-
Notes receivable, stockholder	(31,551)	-					(31,551)
Additional paid-in-capital	44,492	1,406	(3)	76,534	(1),(2),(4)	7,531,124	7,500,488
Accumulated other comprehensive income	(28,184)	-					(28,184)
Accumulated (deficit) earnings	(3,897,151)	(76,534)			(3)	76,534	(3,897,151)

Total Stockholders' Equity	3,553,602	(65,128)		7,542,530		7,607,658	3,553,602

Total Liabilities and Stockholders' Equity	$5,442,770	$948		$7,608,607		$7,607,658	$5,442,770

See accompanying notes to unaudited pro forma combined financial statements

g8wave Holdings, Inc.
Notes to Unaudited Pro Forma Consolidated Financial Statements - March 31, 2007

[1]
The transaction is deemed to be a reverse merger. In accordance with the Accounting and Financial Reporting Interpretations and Guidance prepared by the staff of the U.S. Securities and Exchange Commission, International Food and Wine Consultants, Inc. (the legal acquirer) is considered the accounting acquiree and g8wave, Inc. (the legal acquiree) is considered the accounting acquirer. The consolidated financial statements of the combined entity will in substance be those of g8wave, Inc. with the assets and liabilities, and revenue and expenses of International Food and Wine Consultants, Inc. being included effective from the date of consummation of the reverse merger. International Food and Wine Consultants, Inc. is deemed to be continuation of the business of g8wave. The outstanding stock of International Food and Wine prior to the reverse merger will be accounted for at their net book value and no goodwill will be recognized.

[2]    To reflect the cancellation of shares of preferred stock in connection with the reverse merger.

[3]    To recapitalize for the reverse merger.

[4]	To reflect the distribution of certain assets and payments of certain liabilities upon closing of the reverse merger.

1]
Common stock, at par	1
Additional paid in capital		1

To reflect the cancellation of 9,500,000 shares of common stock in connection with the reverse merger.

2]
Preferred stock	7,465,995
Additional paid in capital		7,465,995

To reflect the cancellation of 7,172,500 shares of preferred stock in connection with the reverse merger.

3]
Additional paid in capital	76,534
Accumulated deficit		76,534

To recapitalize forr the reverse merger

4]
Accumulated depreciation	33,229
Accounts payable and accrued expenses	28,826
Deferred revenue	6,600
Loans from officer	30,651
Property, plant, and equipment		34,019
Additional paid in capital		65,287

To reflect the distribution of certain assets and payment
of certain liabilities upon closing of the reverse merger